Exhibit 99.3

The Board of Directors

M&T Bank Corporation

One M&T Plaza

Buffalo, NY 14203

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated February 19, 2021, to the Board of Directors of M&T Bank Corporation (“M&T”) as Annex D to, and reference thereto under the headings “Summary—Opinion of M&T’s Financial Advisor” and “The Merger—Opinion of M&T’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving M&T and People’s United Financial, Inc., which joint proxy statement/prospectus forms a part of this Amendment No. 1 to the Registration Statement on Form S-4 of M&T (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By:	/s/ Hara Amdemariam
Name:	Hara Amdemariam
Title:	Managing Director; Co-Head of Financial Institutions, North America

April 23, 2021